Exhibit 99.2

Oceaneering Declares Quarterly Dividend

HOUSTON, February 8, 2017 - Oceaneering International, Inc. ("Oceaneering") (NYSE:OII) announced today that its Board of Directors declared a regular quarterly dividend of $0.15 per common share. The dividend is payable March 17, 2017 to shareholders of record at the close of business on February 24, 2017.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For more information on Oceaneering, please visit www.oceaneering.com.

Contact:
Suzanne Spera
Director, Investor Relations
Oceaneering International, Inc.
713-329-4707
investorrelations@oceaneering.com